Exhibit 99.1

Press Release

Vuzix Announces Financial Update with Q4 Revenues Ahead of Analyst Expectations

-	Company balance sheet strengthened with $28.6 million cash from warrant exercises in the past 30 days
-	Unaudited Q4 2020 revenue increased more than 100% from Q4 2019

ROCHESTER, NY, January 15, 2021 – Vuzix® Corporation (NASDAQ: VUZI), ("Vuzix" or, the "Company"), a leading supplier of Smart Glasses and Augmented Reality (AR) technology and products, today reported preliminary unaudited sales for the fourth quarter of 2020 and an update on its cash position.

Recent Liquidity Improvements and Q4-2020 Financial Highlights:

-	Cash exercises of 5,962,571 warrants representing total proceeds of $28.6 million have been received over the last 30 days, bringing the Company’s pro forma cash balance, based on the Company’s last reported cash position of $24.9 million in its 10-Q as of September 30, 2020, to approximately $53.5 million, without accounting for negative cash flows incurred from operations since such date.

-	Unaudited fourth quarter 2020 revenue increased more than 100% year-over-year to over $4.0 million, versus $1.96 million for the fourth quarter of 2019, comfortably exceeding the Wall Street consensus Q4 revenue estimate of $3.5 million by analysts following the company. Fourth quarter 2020 revenue represented a new quarterly revenue record for the Company.

-	And while the Company expects to report an operating loss for Q4 2020, it should be less than the consensus estimate of a $4.4 million loss.

Needham Conference Session:

Paul Travers, Vuzix’ Chief Executive officer, expects to discuss these updates as part of a webcast presentation during the Needham Virtual Growth Conference on Friday, January 15, 2021 at 12:30 PM EST. The presentation will be webcast live and available for replay and can be accessed in the Investors section of the Company’s website at: https://ir.vuzix.com/ .

About Vuzix Corporatio0n

Vuzix is a leading supplier of Smart-Glasses and Augmented Reality (AR) technologies and products for the consumer and enterprise markets. The Company's products include personal display and wearable computing devices that offer users a portable high-quality viewing experience, provide solutions for mobility, wearable displays and augmented reality. Vuzix holds 184 patents and patents pending and numerous IP licenses in the Video Eyewear field. The Company has won Consumer Electronics Show (or CES) awards for innovation for the years 2005 to 2021 and several wireless technology innovation awards among others. Founded in 1997, Vuzix is a public company (NASDAQ: VUZI) with offices in Rochester, NY, Oxford, UK, and Tokyo, Japan. For more information, visit Vuzix website,  Twitter and Facebook pages.

Press Release

Forward-Looking Statements Disclaimer

Certain statements contained in this news release are "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995 and applicable Canadian securities laws. Forward looking statements contained in this release relate to the Company's pro-forma cash position, Q4 unaudited revenue and operating loss estimates, and among other things the Company’s leadership in the Smart Glasses and AR display industry. They are generally identified by words such as "believes," "may," "expects," "anticipates," "should" and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company's beliefs and assumptions as of the date of this release. The Company's actual results could differ materially due to risk factors and other items described in more detail in the "Risk Factors" and MD&A sections of the Company's Annual Reports and other reports filed with the United States Securities and Exchange Commission and applicable Canadian securities regulators (copies of which may be obtained at www.sedar.com or www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

Media and Investor Relations Contact:

Ed McGregor, Director of Investor Relations

Vuzix Corporation

ed_mcgregor@vuzix.com

Tel: (585) 359-5985

Vuzix Corporation, 25 Hendrix Road, Suite A, West Henrietta, NY 14586 USA,

Investor Information – IR@vuzix.com www.vuzix.com